For the period ended 11/30/99                                         All Series
File No. 811-4019

Sub-Item 77C:  Submission of matters to a vote of security holders

         The definitive Proxy Statement used in connection with the USAA INVESTMENT TRUST, Special Meeting of Shareholders on October 15, 1999 was filed with the Securities and Exchange Commission on August 20, 1999 and is hereby incorporated by reference.

--------------------------------------------------------------------------------

On October 15, 1999, a special meeting of shareholders was held to vote on the following proposals. All proposals were approved by the shareholders. All shareholders of record on August 19, 1999 were entitled to vote on each proposal. The number of votes shown below are shown for the entire USAA Investment Trust (the Trust) for proposals 1 and 2.

(1)  Proposal to elect a Board of Trustees as follows:

        TRUSTEES                   VOTES FOR               VOTES WITHHELD
        --------                   ----------              --------------
     Robert G. Davis              181,888,787                 2,690,901
     Michael J.C. Roth            181,881,641                 2,698,047
     David G. Peebles             181,888,787                 2,690,901
     Robert L. Mason              181,888,787                 2,690,901
     Michael F. Reimherr          181,883,427                 2,696,261
     Richard A. Zucker            181,875,813                 2,696,966
     Barbara B. Dreeben           181,883,427                 2,696,261

John W. Saunders, Jr. and Howard L. Freeman, Jr. did not stand for re-election to the Board. Their term of office terminated on December 31, 1999.

(2) Proposal to ratify or reject the selection by the Board of Trustees of KPMG LLP as auditors for the Trust for the fiscal year ending March 31, 2000.

                             NUMBER OF SHARES VOTING
--------------------------------------------------------------------------------
        FOR                       AGAINST                   ABSTAIN
        ---                       -------                   -------
    179,181,697                  2,930,888                 2,467,103